Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-220618) of Spirit Realty Capital, Inc., and

(2)
Registration Statements (Form S-8 No. 333-190001 and No. 333-215098) pertaining to the Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan and Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan;

of our reports dated February 22, 2018, with respect to the consolidated financial statements and schedules of Spirit Realty Capital, Inc. and the effectiveness of internal control over financial reporting of Spirit Realty Capital, Inc. included in this Annual Report (Form 10-K) of Spirit Realty Capital, Inc. and Spirit Realty, L.P. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Dallas, Texas
February 22, 2018